KBR Announces Board Appointment
HOUSTON - November 10, 2015 - KBR, Inc. (NYSE: KBR) announced today the appointment of Ms. Ann Pickard as a member of the KBR Board of Directors effective December 1, 2015.
On November 6, 2015, Ms. Pickard announced her plans to retire from Royal Dutch Shell plc ("Shell") where she has held numerous positions of increasing responsibility during her 15-year tenure with the company. Ms. Pickard currently serves as Executive Vice President, Arctic and is responsible for Shell's Arctic exploration efforts. This follows three successful years as Executive Vice President of Shell's Exploration and Production business and Country Chair of Shell in Australia where she oversaw Gas Commercialization, Manufacturing, Chemicals, Supply and Distribution, Retail, Lubricants, Trading and Shipping, and Alternative Energy. Ms. Pickard was previously Shell's Regional Executive Vice President for Sub Saharan Africa. Based in Lagos, Nigeria, she was accountable for Shell's Exploration & Production, Natural Gas, and Liquefied Natural Gas (LNG) activities in the region. Before that, Ms. Pickard was Director, Global Businesses and Strategy and a member of the Shell Gas & Power Executive Committee with responsibility for Global LNG, Power, and Gas & Power Strategy. Ms. Pickard joined Shell in 2000 after an 11-year tenure with Mobil prior to its merger with Exxon. Ms. Pickard has significant business experience throughout South America, Australia, the countries of the former Soviet Union, the Middle East, and Africa.
"On behalf of KBR I am delighted that Ann is joining the Board. Ann is a distinguished and incredibly qualified executive, and I am confident she will make an immediate and positive impact to our Board," said Mr. Loren Carroll, Chairman of the Board of KBR.
Currently, Ms. Pickard is a member of the Global Agenda Council on the Arctic for the World Economic Forum, the Advisory Council of the Eurasia Foundation, Catalyst, and Chief Executive Women. She was formerly a member of the Westpac Board of Directors.
A resident of Houston, Texas, Ms. Pickard holds a Bachelor of Arts degree from the University of California, San Diego and a Master of Arts degree from the University of Pennsylvania.
About KBR, Inc.
KBR, Inc. is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing approximately 25,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:
•	Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through subsidiaries Granherne, Energo and GVA
•	Engineering & Construction, including Offshore Oil & Gas; Onshore Oil & Gas; LNG/GTL; Refining; Petrochemicals; Chemicals; differentiated EPC, and Industrial Services
•	Government Services, including program management and long term annuity contracts
KBR is proud to work with its customers across the globe to provide technology, value-added consulting services, integrated EPC delivery and Long Term Industrial Services to ensure consistent project delivery with predictable results. At KBR, we deliver.
Visit www.kbr.com
Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company's indemnities from its former parent; changes in capital spending by the company's customers; the company's ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company's ability to control its cost under its contracts; claims negotiations and contract disputes with the company's customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Zac Nagle
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Marit Babin
Director, Global Communications & Government Relations
713-753-3800
Mediarelations@kbr.com